Exhibit 99.1

Contacts:
HemoSense, Inc.	Lippert/Heilshorn & Associates
Gordon Sangster	Don Markley or Brandi Floberg
Chief Financial Officer	bfloberg@lhai.com
gsangster@hemosense.com	(310) 691-7100
(408) 240-3794

HemoSense Receives Patent Infringement Notification from Beckman Coulter

San Jose, Calif. – October 18, 2007 – HemoSense, Inc. (AMEX: HEM) today announced that Beckman Coulter, Inc. (“Beckman”) has filed a complaint in the United States District Court for the Northern District of California, alleging that HemoSense is infringing a patent held by Beckman, relating to the HemoSense INRatio® system. Beckman is seeking injunctive relief as well as unspecified damages. HemoSense believes it has meritorious defenses against the claims raised by Beckman and intends to defend itself vigorously.

About HemoSense

HemoSense is a point-of-care diagnostic healthcare company that initially has developed, manufactures and commercializes easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio® system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, the statements regarding the Company’s belief that it has meritorious defenses against the claims raised by Beckman and intends to defend itself vigorously are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. In particular, the timing, cost and outcome of litigation inherently involve a degree of uncertainty. Further information on the Company’s business and risk factors are detailed in its filings with the Securities and Exchange Commission, including its 2006 Form 10-K filed on December 27, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

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